Exhibit 99

(Logo Omitted)

Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021

News Release

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

LOS ANGELES – April 27, 2005 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Revenues of $297.5 million increased 35.5% compared to last year

•	Year-over-year organic revenue growth of 19.4%

•	Earnings per share of $0.46 increased 155.6% compared to last year

•	Raising 2005 earnings per share outlook

Teledyne Technologies today reported first quarter 2005 sales of $297.5 million, compared with sales of $219.6 million for the same period in 2004. Net income for the first quarter of 2005 was $15.8 million ($0.46 per diluted share), compared with net income of $5.9 million ($0.18 per diluted share) in the first quarter of 2004.

“This was an outstanding quarter for Teledyne. We established records for sales and net income; furthermore, organic revenue growth was 19.4 percent,” said Robert Mehrabian, chairman, president and chief executive officer. “Earnings per share increased 155.6 percent due to broad-based market strength and strong execution, including the successful integration of our acquisitions. Operating margins for the overall company and our Electronics and Communications segment were also near record levels. We are pleased that our strategy of combining organic revenue growth with acquisitions, while diligently pursuing operational excellence initiatives, continued to generate high-quality revenue and earnings growth.”

Review of Operations

Electronics and Communications

The Electronics and Communications segment’s first quarter 2005 sales were $173.5 million, compared with first quarter 2004 sales of $116.4 million. First quarter 2005 operating profit was $20.1 million, compared with operating profit of $8.0 million in the first quarter of 2004.

First quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in defense electronic products, electronic instruments, avionics products, electronic manufacturing services, relay products and telecommunication subsystems. The revenue growth in defense electronic products was driven by sales of traveling wave tubes, the acquisition of Reynolds Industries, Incorporated in July 2004 and the acquisition of the defense electronics business of Celeritek, Inc. in October 2004. Electronic instruments revenue was favorably impacted by the acquisition of Isco, Inc. in June 2004, the acquisition of Leeman Labs’ assets in February 2004, increased demand for geophysical sensors for the energy exploration market and increased sales of other instrument products. Electronic manufacturing services had increases in government and commercial sales while revenue growth in relay products was driven by wireless infrastructure and networking equipment as well as test and measurement equipment. The increase in revenue from acquisitions for the first quarter of 2005, compared with the same period of 2004, was $35.5 million. Segment operating profit was favorably impacted by acquisitions, organic sales growth and by lower pension expense. Pension expense, in accordance with the pension accounting requirements of SFAS No. 87 was $1.1 million in the first quarter of 2005, compared with $1.6 million in the first quarter of 2004. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (CAS) was $0.4 million in the first quarter of 2005, compared with no allocation in the first quarter of 2004.

Systems Engineering Solutions

The Systems Engineering Solutions segment’s first quarter 2005 sales were $70.5 million, compared with first quarter 2004 sales of $54.6 million. First quarter 2005 operating profit was $7.5 million, compared with operating profit of $6.1 million in the first quarter of 2004.

First quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in core defense, environmental and aerospace programs. The higher operating profit in the first quarter of 2005, compared with the same period of 2004, was primarily the result of increased sales, partially offset by sales mix and rate differences and increased subcontract work in our systems engineering and technical assistance (SETA) contracts which carry lower profit margins. Segment operating profit included pension expense, under SFAS No. 87, of $1.7 million in the first quarter of 2005, compared with $0.1 million in the first quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $1.9 million in the first quarter of 2005, compared with no allocation in the first quarter of 2004.

Aerospace Engines and Components

The Aerospace Engines and Components segment’s first quarter 2005 sales were $46.4 million, compared with first quarter 2004 sales of $42.9 million. The first quarter 2005 operating profit was $3.3 million, compared with an operating loss of $0.7 million in the first quarter of 2004.

First quarter 2005 sales, compared with the same period of 2004, reflected revenue growth in OEM and aftermarket piston engines. Sales from turbine engines were lower primarily due to reduced Improved Tactical Air-Launched Decoy (ITALD) engine sales, partially offset by higher Harpoon and Joint Air-to-Surface Standoff Missile (JASSM) sales. Segment operating profit for the first quarter of 2005, compared with the same period of 2004, included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. Additionally, operating profit was favorably impacted by higher sales, partially offset by higher warranty expense. Segment operating profit included pension expense, under SFAS No. 87 of $0.2 million in the first quarter of 2005, compared with $0.4 million for the first quarter of 2004.

Energy Systems

The Energy Systems segment’s first quarter 2005 sales were $7.1 million, compared with first quarter 2004 sales of $5.7 million. First quarter 2005 operating profit was $0.5 million, compared with $0.3 million for the first quarter of 2004.

The increase in first quarter 2005 sales resulted from the timing of multi-year government contracts which were awarded in 2003 for fuel cell and thermoelectric power generator work. Operating profit was favorably impacted by higher sales. Segment operating profit included pension expense, under SFAS No. 87 of $0.1 million in the first quarter of 2005, compared with no pension expense for the first quarter of 2004. Pension expense allocated to contracts pursuant to CAS was $0.1 million in the first quarter of 2005, compared with no allocation in the first quarter of 2004.

Additional Financial Information

Cash Flow

First quarter 2005 cash provided by operating activities was $2.0 million, compared with cash provided by operating activities of $8.2 million for the first quarter of 2004. The lower cash provided by operating activities in 2005, compared with 2004, is due to increased accounts receivable resulting from higher sales and greater inventory balances due to anticipated sales in the second quarter of 2005, a $1.7 million pension contribution and higher compensation payments made in the first quarter of 2005, partially offset by greater net income. Free cash flow (cash from operating activities less capital expenditures) was a negative $1.3 million for the first quarter of 2005, compared with positive free cash flow of $4.9 million for the same period of 2004. At April 3, 2005, total debt was $70.2 million, which includes $66.3 million drawn against the credit facility, as well as other debt and capital lease obligations. Cash and cash equivalents were $12.2 million at April 3, 2005. Capital expenditures for the first quarter of 2005 were $3.3 million, compared with $3.3 million for the first quarter of 2004. Depreciation and amortization expense was $6.1 million for the first quarter of 2005 and $5.6 million for the first quarter of 2004. The first quarter of 2005 reflected the receipt of $5.2 million from the sale of the assets of STIP-Isco, a Germany-based subsidiary. This business was acquired as part of the Isco acquisition made last year. In accordance with purchase accounting, no gain was recorded on the sale, goodwill was adjusted accordingly. The first quarter of 2005 also reflected $4.3 million in proceeds from the exercise of stock options.

Free Cash Flow (a)

	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2005	2004
Cash provided by operating activities	$2.0	$8.2
Capital expenditures	(3.3)	(3.3)

Free cash flow	$(1.3)	$4.9

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures. Free cash flow provides supplemental information to assist management and certain investors in analyzing the company’s ability to generate cash flow.

Pension

Pension expense for the first quarter of 2005 was $3.2 million, compared with pension expense of $2.2 million for the same period of 2004 in accordance with the pension accounting requirements of SFAS No. 87. Pension expense allocated to contracts pursuant to CAS was $2.4 million in the first quarter of 2005, compared with no allocation in the first quarter of 2004.Under one of its spin-off agreements, after November 29, 2004, the company is able to charge pension costs to the U.S. Government under certain government contracts. Pension expense determined under CAS can generally be recovered through the pricing of products and services to the U.S. Government.

Income Taxes

The effective tax rate for the first quarter of 2005 was 37.5% compared with an effective tax rate of 39.6% for the first quarter of 2004.

Other

Other income for the first quarter of 2005 included the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. which is included as part of the Aerospace Engines and Components segment operating profit and other segment income for segment reporting purposes. Corporate expense for the first quarter of 2005, compared with the first quarter of 2004, was impacted by higher compensation expense and greater professional fees expense which includes increased costs related to Sarbanes-Oxley Act Section 404 compliance and auditing efforts. Interest expense, net of interest income, was $0.8 million in the first quarter of 2005, compared with $0.1 million for the first quarter of 2004 and reflected higher average outstanding debt levels.

Outlook

Based on its current outlook, the company’s management believes that second quarter 2005 earnings per share will be in the range of approximately $0.37 to $0.40. The full year 2005 earnings per share outlook is expected to be in the range of approximately $1.50 to $1.55. The company’s estimated effective income tax rate for 2005 is 37.5%.

The company’s 2005 outlook reflects anticipated sales growth in defense electronics and instrumentation businesses, primarily due to the full-year effect of the company’s 2004 acquisitions. Organic sales growth of electronic instruments is expected to be offset by a reduction in sales of geophysical sensors for the energy exploration market. The company’s management also expects revenue in its Systems Engineering segment to have peaked in the first quarter of 2005, due in part to favorable timing on certain chemical weapons demilitarization programs and the company’s systems engineering and technical assistance contract with the U.S. Army. In addition, revenues in the company’s Energy Systems segment and its military turbine engine business are expected to be lower in the second half of 2005 compared with the second half of 2004.

The full year 2005 earnings outlook includes approximately $12.7 million ($0.23 per share) in pension expense under SFAS No. 87, or $3.4 million ($0.06 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2004 earnings included $8.7 million ($0.16 per share) in pension expense under SFAS No. 87, or $8.2 million ($0.15 per share) in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. The decrease in pension expense reflects, in part, the ability to recover pension cost from the government in 2005, partially offset by increased pension liability due to a reduction in the discount rate assumption for the company’s defined benefit plan. The company’s assumed discount rate is 6.25% in 2005, compared with 6.5% in 2004.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share Based Payment” (“SFAS No. 123R”) that will require compensation costs related to share-based payment transactions to be recognized in the financial statements. SFAS No. 123R must be adopted in the first quarter of 2006, however, early adoption is allowed. If the company elects to adopt SFAS No. 123R in the third quarter of 2005, the impact is expected to reduce earnings per share by approximately $0.05 in the second half of 2005.

EARNINGS PER SHARE SUMMARY (a)
(Diluted earnings per common share from continuing operations)

	2005 Full Year Outlook		2004 Results	2003 Results
	Low	High	Actual	Actual
Earnings per share (excluding net pension expense, income tax benefit and stock option expense)	$1.61	$1.66	$1.39	$0.97
Pension expense – SFAS No. 87	(0.23)	(0.23)	(0.16)	(0.13)
Pension expense – CAS	0.17	0.17	0.01	$—

Earnings per share (excluding income tax benefit and stock option expense)	1.55	1.60	1.24	0.84
Income tax benefit	—	—	—	0.07
Stock option expense	(0.05)	(0.05)	—	—

Earnings per share – GAAP	$1.50	$1.55	$1.24	$0.91

(a)	Certain non-GAAP measures have been provided to facilitate comparisons with prior years.

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, pension matters, stock option expense and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications, commercial aviation and energy exploration markets, funding, continuation and award of government programs, changes in insurance expense, customers’ acceptance of piston engine price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, stock market fluctuations affect the value of the company’s pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including our recent acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2004 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.

A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 27, 2005. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 27, 2005.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn McGowan
(310) 893-1640

###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED APRIL 3, 2005 AND MARCH 28, 2004
(Unaudited - In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2005	2004
Net sales	$297.5	$219.6
Costs and expenses:
Costs of sales	214.5	168.3
Selling, general and administrative expenses	59.4	41.7

Income before other income (expense) and taxes	23.6	9.6
Other income(a)	2.5	0.2
Interest expense, net	0.8	0.1

Income before income taxes	25.3	9.7
Provision for income taxes	9.5	3.8

Net income	$15.8	$5.9

Diluted earnings per common share	$0.46	$0.18

Weighted average diluted common shares outstanding	34.4	33.1

(a)	The first quarter 2005 includes the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED APRIL 3, 2005 AND MARCH 28, 2004
(Unaudited - In millions)

	First	First
	Quarter	Quarter
	2005	2004
Net sales:
Electronics and Communications	$173.5	$116.4
Systems Engineering Solutions	70.5	54.6
Aerospace Engines and Components	46.4	42.9
Energy Systems	7.1	5.7

Total net sales	$297.5	$219.6

Operating profit (loss) and other segment income:
Electronics and Communications	$20.1	$8.0
Systems Engineering Solutions	7.5	6.1
Aerospace Engines and Components(a)	3.3	(0.7)
Energy Systems	0.5	0.3

Segment operating profit and other segment income	$31.4	$13.7
Corporate expense	(5.3)	(4.1)
Other income	—	0.2
Interest expense, net	0.8	0.1

Income before income taxes	25.3	9.7
Provision for income taxes	9.5	3.8

Net income	$15.8	$5.9

(a)	The first quarter 2005 includes the receipt of $2.5 million pursuant to an agreement with Honda Motor Co., Ltd. related to the piston engine business. This amount is included as part of other income on the income statement table above.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
APRIL 3, 2005 AND JANUARY 2, 2005
(Current period unaudited – In millions)

	April 3,	January 2,
	2005	2005
ASSETS
Cash and cash equivalents	$12.2	$11.4
Accounts receivable, net	163.3	141.7
Inventories, net	108.1	97.7
Deferred income taxes, net	26.1	26.8
Prepaid expenses and other assets	9.9	9.3

Total current assets	319.6	286.9

Property, plant and equipment, net	88.5	90.8
Deferred income taxes, net	30.6	28.3
Goodwill and acquired intangible assets, net	187.2	190.6
Other assets, net	29.1	28.2

Total assets	$655.0	$624.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$67.8	$62.3
Accrued liabilities	92.1	97.0
Current portion of long-term debt and capital leases	0.1	3.2

Total current liabilities	160.0	162.5

Long-term debt and capital lease obligation	70.1	74.4
Other long-term liabilities	139.6	125.8

Total liabilities	369.7	362.7
Total stockholders’ equity	285.3	262.1

Total liabilities and stockholders’ equity	$655.0	$624.8